Exhibit 10.5

SHARE PLEDGE AGREEMENT

between

BORQS Hong Kong Limited

(as pledgor)

Borqs Communication Technology (Beijing) Ltd. (播思通讯技术（北京）有限公司)

(as company)

and

PARTNERS FOR GROWTH V, L.P.

(as pledgee)

Date: March 8, 2019

Table of Contents

Article		Page

1	Definitions and Interpretation	1
2	Pledge	2
3	Perfection of Pledge	3
4	Amount of Secured Indebtedness	4
5	Documents to be provided by the Pledgor	4
6	Company’s Acknowledgement	4
7	Representations and Warranties	5
8	Undertakings	6
9	Continuing Security	7
10	Enforcement of Pledge	8
11	Application of Enforcement Proceeds	9
12	Costs and Expenses	9
13	Indemnity	10
14	Power of Attorney	10
15	Release	10
16	Notices	10
17	Assignment	11
18	Governing Law and Jurisdiction	11
19	Miscellaneous	11
Execution Page		13

This SHARE PLEDGE AGREEMENT (this “Agreement”) is made on March 8, 2019 by and between:

A	BORQS Hong Kong Limited, a company incorporated under the law of Hong Kong with its address at Office B, 21/F, Legend Tower, 7 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong (the “Pledgor”);

B	Borqs Communication Technology (Beijing) Ltd. (播思通讯技术（北京）有限公司), a company incorporated under the law of PRC with its registered address at Room 104, 1st Floor, 82 Building, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing and with uniform social credit code (统一社会信用代码) 91110108666251455B (the “Company”); and

C	PARTNERS FOR GROWTH V, L.P., a company incorporated under the law of California with its address at 1751 Tiburon Blvd., Tiburon, California (the “Pledgee”).

Whereas:

1	The Pledgor and BORQS Technologies (HK) Limited as borrowers (collectively, the “Borrowers”), BORQS Technologies, Inc. and BORQS International Holding Corp as guarantors and the Pledgee as lender entered into an amended and restated loan and security agreement dated March 8, 2019 and may enter into certain new loan agreements within two and a half years after the date of this Agreement (the “Loan Agreements“ and each a “Loan Agreement”), pursuant to which the Pledgee has made and will, subject to the conditions set forth herein, make the Loans (as defined below) to Borrowers;

2	The Pledgor is the shareholder of the Company; and

3	In consideration of the Pledgee’s grant of the Loans to the Borrowers, the Pledgor agrees to pledge the shares of the Company held by it in favour of the Pledgee to secure the payment and performance by the Borrowers of all of the obligations when due under the Loan Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1	Definitions and Interpretation

1.1	Definitions

Unless otherwise defined in this Agreement, terms defined in the Loan Agreement shall have the same meanings when used herein. In this Agreement:

“Articles of Association” means the full, latest and valid articles of association of the Company up to the date of this Agreement, including any amendment, modification and supplement thereof from time to time hereafter.

“Event of Default” has the same meaning as defined in the Loan Agreement.

“Loans” means the loans provided by the Pledgee to the Borrowers in the Loan Agreement, which includes a term loan in the maximum amount of US$3,000,000, a convertible term loan in the principal amount of US$1,000,000, a revolving line of credit facility, and any other additional loans or credit accommodations or facilities in the future provided by the Pledgee to the Borrowers.

“Pledged Shares” means the capital contribution of US$ 80 million made by the Pledgor to the Company accounting for 100% of the registered capital of the Company and all rights and benefits the Pledgor is legally entitled to now or hereafter as the shareholder of the Company pursuant to the Articles of Association or the applicable laws, including but not limited to all dividends, distributions, indemnities, payments of whatever nature and other entitlements and benefits.

“Pledge” has the meaning given to that term in clause 2 (Pledge) of this Agreement.

”PRC” means the People’s Republic of China, for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Registration Authority” means the authority that is responsible for registering the share pledge, which is Beijing Administration for Market Regulation or its local counterpart and its successor.

“Secured Liabilities” means all and any monies and liabilities (whether actual or contingent and whether owed on a joint and several basis, or in any capacity whatsoever) which are now or at any time may become payable from or by the Borrowers to the Pledgee under the Loan Agreement and the Loans, including but not limited to principal, interest, default interest, penalty, indemnity, damages, together with all commissions, fees, costs, and expenses which the Pledgee may incur in enforcing or obtaining payment of any such monies and liabilities thereunder and the pledge created hereunder (including the legal fees).

1.2	Interpretation

(a)	The principles of interpretation contained in the Loan Agreement shall apply to the construction and interpretation of this Agreement mutatis mutandis.

(b)	The expressions “Pledgee”, “Borrowers”, “Pledgor” and “Company” shall where the context permits include their respective agents, successors and assigns and any persons deriving title under them.

2	Pledge

2.1	As security for the due and punctual payment or discharge by the Borrowers of the Secured Liabilities, the Pledgor hereby pledges in favor of the Pledgee the Pledged Shares and all of its rights and interests in such Pledged Shares or any other rights or interests to which it may become entitled in relation to the Pledged Shares hereafter.

2.2	Notwithstanding Clause 2.1 above, the Pledgor shall:

(a)	remain liable to perform all of its obligations under the Articles of Association; and

(b)	unless and until the pledge created hereunder becomes enforceable, be entitled to exercise any voting right or other rights and powers in connection with the Pledged Shares, provided that the exercise of such voting rights or other rights by the Pledgor shall not prejudice all or any part of the rights and interests of the Pledgee hereunder.

2.3	In case the value of the Pledged Shares, according to the evaluation or calculation by the Pledgee from time to time, has decreased and is not sufficient to cover the full amount of the Secured Liabilities, the Pledgee is entitled to require the Pledgor to take measures to recover the value of the Pledged Shares or provide additional security acceptable to the Pledgee.

3	Perfection of Pledge

3.1	Registration

The Pledgor and the Company shall at its own cost:

(a)	register the Pledge with the Registration Authority by submitting the documents required by the Registration Authority no later than seven (7) days after the date of this Agreement. The Pledgor and the Company shall do the best effort to obtain a written acknowledgement from the Registration Authority to certify the registration of the Pledge with the Registration Authority no later than fifteen (15) days after the date of the registration of Pledge; and

(b)	the Pledgor shall procure that the Company shall record the Pledge on the capital contribution certificate issued by it to the Pledgor and the shareholder register of the Company and provide a copy of such capital contribution certificate and shareholder register to the Pledgee certified by the Company's legal representative and affixing the Company's chop; and

(c)	register, or assist the Pledgee to register, the Pledge with the Hong Kong Companies Registry by submitting the documents required by the Hong Kong Companies Registry no later than thirty (30) days after the date of this Agreement, to ensure that it has an effective first-ranking fixed charge and floating charge over the Pledged Shares.

3.2	Further Assurance

The Pledgor and the Company shall at any time upon reasonable request of the Pledgee and at its own cost take whatever action (including but not limited to executing any documents, obtaining any approvals, carrying out notarization of this Agreement and completing any registration, filing or recording) for the purpose of:

(a)	creating and perfecting the pledge created hereunder;

(b)	filing, amending and renewing the pledge hereunder in favor of the Pledgee with the any competent government agency; and

(c)	enforcing this Agreement according to its terms or assisting the exercise by the Pledgee of any its rights, powers or discretion in respect of the pledge created hereunder.

4	Amount of Secured Indebtedness

The amount of indebtedness secured by this Pledge is US$ 25,000,000 (equivalent to RMB 175,000,000). The aforesaid amount of secured indebtedness is for registration purpose only, and this Clause 4 shall be subject to any other provisions in this Agreement.

5	Documents to be provided by the Pledgor

Unless explicitly waived by the Pledgee in writing, the Pledgor shall procure the receipt by the Pledgee of all the following documents in form and substance satisfactory to the Pledgee before the advance date under the Loan Agreement (or such other time as agreed by the Pledgee):

(a)	the documents in respect of the Pledgor and this Agreement which are specified in the Loan Agreement as conditions precedent for the advance;

(b)	certified true copies of all incorporation and constitutional documents of the Company, including but not limited to:

(i)	the current Articles of Association (including any amendment and supplement thereto); and

(ii)	the current and effective business license of the Company.

(c)	original shareholders’ resolution of the Pledgor approving the execution and performance of this Agreement and the authorization to the relevant authorized signatory, together with the specimen signature of such authorized signatory;

(d)	supporting documents evidencing that the Pledgor has paid up the capital contributed by it in accordance with the Articles of Association;

(e)	registration certificate evidencing that the pledge hereunder has been registered with the Registration Authority; and

(f)	other documents which may be reasonably required by the Pledgee from time to time.

6	Company’s Acknowledgement

The Company by its execution of this Agreement acknowledges the Pledge by the Pledgor contained herein. The Company further agrees that, to the extent permitted by applicable law, it will from time to time do or permit to be done every act or thing which the Pledgee may reasonably require for the purpose of perfecting the Pledge hereunder or enforcing the rights herein contained and will not do anything which may adversely affect the interest of the Pledgee in this Agreement. In particular, the Company agrees that, upon the occurrence and during the continuance of an event of default, all sums from time to time payable by it to the Pledgor in respect of or in connection with the share interests shall be paid to the Pledgee to the extent permitted by law.

7	Representations and Warranties

7.1	The Pledgor hereby represents and warrants to the Pledgee that:

(a)	it is a legal entity duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the power to own its assets and carry on its business as it is being conducted;

(b)	the Company is a company duly incorporated and validly existing under the PRC law and has the power to own its assets and carry on its business as it is being conducted;

(c)	it has full right and power to enter into this Agreement and perform its obligations hereunder, and has taken or obtained all necessary corporate internal action and other action to authorize the execution and performance of this Agreement;

(d)	it has obtained all the authorizations, approvals, consents, registrations and filings as required in connection with the execution, validity and enforcement of this Agreement from the governmental agencies, other organizations, except that it shall obtain and complete such approval, registration and filing as provided in Clause 3 hereof;

(e)	neither the execution of this Agreement nor the performance of its obligations hereunder by the Pledgor will contravene (i) any applicable laws; (ii) its constitutional documents or (iii) the Articles of Association; or (iv) any document which is binding upon it or any of its assets;

(f)	no litigation, arbitration or administrative proceeding are current, pending or, to its knowledge, threatening against it or any of its assets which might, if adversely determined, have a material adverse effect on its ability to perform any of its obligations under this Agreement;

(g)	the Pledged Shares are free from any other pledge or security (except the pledge created hereunder) and subject to no attachment, seize or any other limitations;

(h)	except for the pledge created hereunder, it has not entered into any document to or cause to transfer, donate and/or in any other ways dispose of all or any part of the Pledged Shares and any rights or interests related thereto;

(i)	it has paid up the capital contributed by it in accordance with the Articles of Association;

(j)	all information, documents and materials provided by the Pledgor to the Pledgee in connection with this Agreement and the Pledged Shares is true and correct in any respect as at the date it is provided or as at the date (if any) at which it is stated; and

(k)	the payment obligations of the Pledgor hereunder constitute its direct and unsubordinated obligations and rank at least pari passu with its all present or future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

7.2	The Company hereby represents and warrants to the Pledgee throughout the continuance of this Agreement and so long as the Secured Liabilities or any part thereof remains owing that:

(a)	the Pledgor is the only legal and beneficial owner of the share interests in the Company; and

(b)	there is no security interest of any kind over the share interests (except as created under or pursuant to this Agreement).

7.3	The Pledgor and the Company also represents and warrants to the Pledgee that the foregoing representations and warranties will be true and accurate throughout the continuance of this Agreement with reference to the facts and circumstances subsisting from time to time.

7.4	The Pledgor and the Company acknowledges that the Pledgee has entered into this Agreement in reliance upon the representations and warranties contained in this Clause 7.

8	Undertakings

8.1	The Pledgor undertakes to the Pledgee that it shall:

(a)	promptly inform the Pledgee of any event that may affect any rights of the Pledgee hereunder or any litigation, arbitration and administrative proceedings in connection with the Pledgor or the Pledged Shares;

(b)	ensure the Pledged Shares or any part thereof free from any seize, attachment, supervision or from being involved in any litigation and judicial or administrative enforcement or limitation;

(c)	provide and/or procure the Company to provide all necessary assistance and support requested by the Pledgee and carry out all related formalities in relation to the enforcement;

(d)	duly observe and perform all the obligations on its part under the Articles of Association;

(e)	procure that the Company shall at all times comply with its obligations under Clause 6 (Company’s Acknowledgement);

(f)	strictly comply with the provisions of the PRC laws relating to the Pledge Shares, and fulfill all necessary formalities required for the pledge created hereunder (including but not limited to the approval, filing, registration stipulated under Clause 3 hereof);

(g)	take all necessary steps to keep the Articles of Association and other constitutional documents of the Company in full force and effect and preserve or protect the interests of the Pledgor and the Pledgee under the Articles of Association and such other constitutional documents; and

(h)	promptly on request by the Pledgee, supply to the Pledgee any other information in connection with this Agreement or the Company as the Pledgee may request.

8.2	The Pledgor also undertakes with the Pledgee that, during the continuance of this Agreement, unless the Pledgee otherwise consents, the Pledgor shall not:

(a)	permit or agree to make any amendment to the Articles of Association and other constitutional documents of the Company which may adversely affect any interest of the Pledgee;

(b)	create any pledge or any other security interest (except the pledge created hereunder) over the Pledged Shares or any part thereof or any affiliated rights thereof;

(c)	dispose of the Pledged Shares or any part thereof or any affiliated rights thereto by way of sale, grant as gift, conversion into price, transfer or exchange;

(d)	take or permit any other person to take any action that may reduce the value of the Pledged Shares in any respect；or

(e)	do or cause or permit to be done anything which may prejudice the Pledgee’s rights hereunder.

8.3	The Company undertakes to the Pledgee that it shall:

(a)	promptly inform the Pledgee of any event that may affect any rights of the Pledgee hereunder or any litigation, arbitration and administrative proceedings in connection with the Company or the Pledged Shares;

(b)	provide all necessary assistance and support requested by the Pledgee and carry out all related formalities in relation to the enforcement;

(c)	strictly comply with the provisions of the PRC laws relating to the Pledged Shares, and fulfill all necessary formalities required for the Pledge created hereunder (including but not limited to the filing, registration stipulated under Clause 3 hereof);

(d)	promptly on request by the Pledgee, supply to the Pledgee any other information in connection with this Agreement or the Company as the Pledgee may request.

9	Continuing Security

9.1	The pledge created hereunder shall be a continuing security and will extend to the ultimate balance of the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

9.2	If any discharge or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, judicial management or otherwise without limitation, the liability of the Pledgor hereunder will continue or be reinstated as if the discharge or arrangement had not occurred.

9.3	Neither the pledge created hereunder nor any remedy of the Pledgee in respect thereof shall be prejudiced by:

(a)	the granting of any time or indulgence to the Pledgor or any other person;

(b)	any variation or modification of the Loan Agreement or any other documents referred to therein;

(c)	any incapacity, lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(d)	any insolvency or similar proceedings;

(e)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under the Loan Agreement or any other document or security to the extent permitted under the applicable laws;

(f)	any release of any person under the terms of any composition or arrangement; or

(g)	any other act, matter or thing whatsoever which, but for this Clause, might impair or discharge the rights of the Pledgee under this Agreement.

9.4	To the extent as permitted by the applicable laws, the Pledgor waives any right it may have of first requiring the Pledgee to proceed against or enforce any other rights or security or claim payment from any person before exercising any of its rights under this Agreement.

9.5	This Agreement and the pledge created hereunder is in addition to and not in any way prejudiced by any other security now or subsequently held by the Pledgee.

10	Enforcement of Pledge

10.1	The pledge created hereunder will become immediately enforceable if an event of default under the Loan Agreement occurs and/or is outstanding.

10.2	After the pledge created hereunder has become enforceable, the Pledgee shall be entitled to immediately enforce and exercise all the powers and remedies it may have as pledgee of the Pledged Shares when it thinks fit (either in its own name or delegate any other person or in the name of the Pledgor), which shall include without limitation (the Pledgee will inform the Pledgor of any such measures taken):

(a)	recover and collect all payments payable under or in respect of the Pledged Shares;

(b)	sell and convert into money all or any part of the Pledged Shares, by public auction or private contract, with all such powers in that respect as are conferred by PRC laws;

(c)	take over or institute all such proceedings in connection with all or any of the Pledged Shares as the Pledgee in its absolute discretion thinks fit and to discharge, compound, release or compromise any claim in respect of the Pledged Shares;

(d)	bring, take, defend, compromise, submit to arbitration or discontinue any actions, suits or proceedings whatsoever, in relation to the Pledged Shares;

(e)	exercise any right the Pledgor is entitled to in respect of the Pledged Shares under the Articles of Association and/or other constitutional documents of the Company; and/or

(f)	execute and do all such acts, deeds and things as the Pledgee may consider reasonably necessary or proper for or in relation to any of the above purposes.

11	Application of Enforcement Proceeds

All monies received by the Pledgee in the disposal of the Pledged Shares shall be applied in the following order of priority:

(a)	in payment or satisfaction of all costs incurred by the Pledgee in the enforcement of the pledge created hereunder;

(b)	in payment or satisfaction of all other outstanding Secured Liabilities; and

(c)	the remaining balance (if any) shall be paid to the Pledgor or other person entitled thereto.

12	Costs and Expenses

The Pledgor shall from time to time forthwith on demand pay to or reimburse the Pledgee for:

(a)	all costs and charges reasonably incurred by the Pledgee in connection with the preparation, execution, performance and perfection of this Agreement, any other documents required in connection herewith and any amendment to or extension of, or the giving of any consent or waiver in connection with this Agreement; and

(b)	all costs, charges and expenses (including legal and other fees and all other out-of-pocket expenses)incurred by the Pledgee in exercising any of its rights or powers hereunder or in suing for or seeking to recover any sums due and outstanding hereunder or otherwise preserving or enforcing its rights hereunder or in defending any claims brought against it in respect of this Agreement or releasing this Agreement upon payment of all monies hereby secured.

13	Indemnity

13.1	The Pledgor shall indemnify the Pledgee against all demonstrated losses, liabilities, damages, taxes (if any), costs and expenses incurred by it and the Company in the execution or performance of this Agreement and against all actions, proceedings, claims, demands, costs, charges and expenses which may be incurred, sustained or arise in respect of the non-performance or non-observance of any of the undertakings and agreements on the part of the Pledgor and the Company herein contained, except as a result of any fraud, willful misconduct or gross negligence of the Pledgee.

13.2	All sums due and payable by the Pledgor or the Company under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Pledgor or the Company or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of the Pledgee, the Pledgor or the Company shall, together with such payment, pay such additional amount as will ensure that the Pledgee receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Pledgor or the Company shall promptly upon payment forward to the Pledgee copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

14	Power of Attorney

The Pledgee may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Agreement. The person so delegated shall present to the Pledgor or the Company such power of attorney while enforcing any right hereunder. Any such delegation may be made upon any terms which the Pledgee may think fit. The Pledgor and the Company ratifies whatever action taken by any attorney under its appointment under this Clause 14.

15	Release

Upon the full payment or discharge of the Secured Liabilities, the Pledgee shall, at the request and cost of the Pledgor, take all actions necessary to release the Pledged Shares from the pledge created by this Agreement.

16	Notices

16.1	Any communication in connection with this Agreement must be in writing and, unless otherwise stated, may be given:

(a)	in person, by post or fax; or

(b)	by e-mail or other electronic communication, for the purpose hereof, an electronic communication will be treated as being in writing;

and may be deemed as received, if delivered in person, on the date when it is left at its address; if by post, on the third(3rd) day following the day of posting; or if sent by fax or electronic communication, on the day of dispatch.

16.2	The contact details of the Pledgor, the Company and the Pledgee are listed in the execution page of this Agreement respectively.

16.3	Any party may change its contact details by giving five (5) days' prior notice to the other party.

17	Assignment

17.1	In case that the Pledgee assigns to any third party all or any part of its rights and/or obligations under the Loan Agreement, the pledge hereunder and all or any part of the Pledgee’s rights hereunder may be assigned to such third party without the Pledgor's or the Company’s consent. The Pledgor and the Company shall continue to perform all the obligations hereunder and assist the Pledgee and assignee in completing all process related to such assignment and executing all relevant documents required by the Pledgee and/or the assignee.

17.2	The Pledgor and the Company shall not assign or transfer any of its rights and obligations hereunder without the Pledgee’s written consent.

18	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the PRC. If any disputes arise hereunder or in connection with this Agreement, the parties hereto agree to submit such disputes to the competent People’s Court at the domicile of the Company.

19	Miscellaneous

19.1	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement, nor shall it affect the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

19.2	Waiver

No failure or delay by the Pledgee in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law.

19.3	Information Disclosure

The Pledgor and the Company consents and acknowledges that the Pledgee is entitled to disclose and transfer from time to time all information in connection with the Pledgor and the Company (including personal data) provided to the Pledgee by the Pledgor or the Company or otherwise known to the Pledgee to:

(a)	the Pledgee’s staff, accountants, auditors, internal and external legal counsel;

(b)	any agent, contractor or service providers that provide administrative, information technology, offshoring or other services to the Pledgee in connection with the operation of the business; or

(c)	any actual or proposed assignee, transferee, participant or sub-participant of the Pledgee under or in connection with the Loan Agreement.

The Pledgor and the Company further consents to the disclosure of any of their information by the Pledgee if required or permitted to do so by any applicable law, court order or any regulatory authority in any jurisdiction.

19.4	Amendment

Any amendment to this Agreement shall only be made in writing by the Pledgee, the Company and the Pledgor.

19.5	Language

This Agreement shall be prepared and executed in Chinese and English. If there is any inconsistency between the Chinese version and the English version, the Chinese version shall prevail.

19.6	Counterparts

This Agreement may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument.

19.7	Effectiveness

This Agreement shall become effective upon the execution hereof by all parties hereto. The Pledge created by this Agreement shall be duly established upon registration of the Pledge with the Registration Authority in accordance with this Agreement.

In Witness whereof the parties have duly executed this Agreement on the day and year first above written.

Execution Page

BORQS Hong Kong Limited

(as Pledgor)

Address: Office B, 21/F, Legend Tower, 7 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong

Fax: +86-10-5975-6363

Tel.: +86-10-5975 6336

attention: Anthony K. Chan

SIGNED BY: /s/ Anthony K. Chan

Name: Anthony K. Chan

Title: Senior Vice President Corporate Finance & Chief Financial Officer

Execution Page

Borqs Communication Technology (Beijing) Ltd. (播思通讯技术（北京）有限公司)

(as Company)

Address: Tower A, Building B23, Universal Business Park, No. 10 Jiuxianqiao Road, Chaoyang District, Beijing 100015, China

Fax: +86-10-5975-6363

Tel.: +86-10-5975 6336

attention: Anthony K. Chan

SIGNED BY: /s/ Anthony K. Chan                           Company chop___________________

Name: Anthony K. Chan

Title: Senior Vice President Corporate Finance & Chief Financial Officer

Execution Page

PARTNERS FOR GROWTH V, L.P.

(as Pledgee)

Address: 1751 Tiburon Blvd., Tiburon, CA 94920

Fax: +1 (415) 781-0510

Tel.: +1 (415) 912-5898

attention: Andrew Kahn

SIGNED BY: /s/ Geoffrey Allan

Name: Geoffrey Allan

Title: Manager, Partners for Growth V, LLC, managing member of Partners for Growth V, L.P.